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                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                 SCHEDULE 13G
                               (Amendment No. 2)*


                       GOVERNMENT TECHNOLOGY SERVICES INC.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                                  COMMON STOCK
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                   38375010 6
--------------------------------------------------------------------------------
                                 (CUSIP Number)


Check the following box if a fee is being paid |_|. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1: and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7).

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


SEC 1745 (20-88)
                                  PAGE 1 0F 5

--------------------                                           -----------------
CUSIP No. 383750 106                   13G                     Page 2 of 5 Pages
--------------------                                           -----------------

________________________________________________________________________________
1.   NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     SHUFRO, ROSE & CO., LLC     13-5390713

________________________________________________________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [_]

________________________________________________________________________________
3.   SEC USE ONLY



________________________________________________________________________________
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     A LLC ORGANIZED UNDER THE LAWS OF THE STATE OF NEW YORK

________________________________________________________________________________
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES           149,680
               _________________________________________________________________
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY          NONE
               _________________________________________________________________
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING         827,780
               _________________________________________________________________
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH            NONE
________________________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     827,780

________________________________________________________________________________
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          [_]

________________________________________________________________________________
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     8.45%

________________________________________________________________________________
12.  TYPE OF REPORTING PERSON*



________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

SEC 1746 (9-88) 2 OF 5

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                       SCHEDULE 13G UNDER THE SECURITIES
                              EXCHANGE ACT OF 1934
                               (Amendment No. 2)

Check the following box if a fee is being paid                              |_|
with this statement:

Item 1(a).  Name of Issuer:

            Government Technology Services Inc.


Item 1(b).  Address of Issuer's Principal Executive Offices:

            4100 Lafayette Center Drive
            Chantilly, VA 20151

Item 2(a).  Name of Person Filing:

            SHUFRO, ROSE CO., LLC


Item 2(b).  Address of Principal Business Office, or if None, Residence:

            745 Fifth Avenue, New York, NY 10151

Item 2(c).  Citizenship:

            Limited Liability Corporation formed under the laws of the State of New York.


Item 2(d).  Title of Class of Securities:

            Common


Item 2(e).  CUSIP Number:

            383750 106


Item 3. If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b), check whether the person filing is a:

     (a)  [X]  Broker or dealer registered under Section 15 of the Act.

     (e) [X] Investment adviser registered under section 203 of the Investment Advisers Act of 1940

     (b), (c), (d), (f), (g): Not applicable

Item 4.  Ownership.

     If the percent of the class owned, as of December 31 of the year covered by the statement, or as of the last day of any month described in Rule 13d-1(b)(2), if applicable, exceeds 5 percent, provide the following information as of that date and identify those shares which there is a right to acquire.

     (a)  Amount beneficially owned:

          827,780

     (b)  Percent of class:

          8.45%

     (c)  Number of shares as to which such person has:

          (i)  Sole power to vote or to direct the vote

               149,680

          (ii) Shared power to vote or to direct the vote

               None

         (iii) Sole power to dispose or to direct the disposition of

               827,780


          (iv) Shared power to dispose or to direct the disposition of

               None


Item 5.  Ownership of Five Percent or Less of a Class.

          Not applicable.


Item 6.  Ownership of More than Five Percent on Behalf of another person.

          Not applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

          Not applicable.


Item 8.  Identification and Classification of Members of the Group.

          Not applicable.


Item 9.  Notice of Dissolution of Group.

          Not applicable.


Item 10.  Certifications.

          By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of signing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect.


                                   Disclaimer

     The undersigned expressly declares that the filing of this Initial Schedule 13G shall not be construed as an admission that such person is, for the purpose of Section 13(d) or 13(g) of the Securities Act of 1934, the beneficial owner of any securities covered by this statement.

     Signature. After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                             SHUFRO, ROSE & CO., LLC

Date: February 13, 1999                      /s/ Steven Glass
                                             -----------------------------------
                                                  Signature


                                             By: Steven Glass
                                                 -------------------------------
                                                      (Managing Director)